Exhibit 99.1

Itron Announces Second Quarter 2022 Financial Results and Updated Full-Year 2022 Guidance

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 4, 2022--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter ended June 30, 2022. Key results for the quarter include (compared with the second quarter of 2021):

  Revenue of $432 million, compared with $489 million;
  Gross margin of 29.2%; compared with 30.6%;
  GAAP net loss of $(37) million, compared with $(33) million;
  GAAP loss per share (EPS) of $(0.82), compared with $(0.73);
  Non-GAAP diluted EPS of $0.07, compared with $0.28;
  Adjusted EBITDA of $17 million, compared with $36 million;
  Free cash flow of $10 million, compared with $64 million; and
  Total backlog of $4.1 billion, compared with $3.5 billion.

"In the second quarter of 2022, we continued to be impacted operationally by supply constraints and manufacturing inefficiencies. Meanwhile demand for our solutions remained strong with a healthy book-to-bill ratio and another record set for total ending backlog as well as 12-month backlog," said Tom Deitrich, Itron's president and chief executive officer.

Summary of Second Quarter Consolidated Financial Results
(All comparisons made are against the prior year period unless otherwise noted)

Revenue
Total second quarter revenue decreased 12% to $432 million, or 8%, excluding the impact of changes in foreign currency exchange rates. The decrease was due to the continued impact of component constraints limiting our ability to meet customer demand.

Device Solutions revenue declined 36%, Networked Solutions revenue increased 2%, and Outcomes revenue decreased 6%.

Gross Margin
Consolidated company gross margin of 29.2% decreased 140 basis points from the prior year, primarily due to inflationary pressures and inefficiencies driven by component shortages.

Operating Expenses and Operating Income (Loss)
GAAP operating expenses of $160 million increased $3 million from the prior year. Non-GAAP operating expenses of $117 million decreased $6 million from the prior year primarily due to lower product development expenses.

GAAP operating loss of $(34) million was $27 million higher than the prior year. GAAP operating loss includes goodwill impairment of $38.5 million related to our Device Solutions segment. Non-GAAP operating income of $9 million was $18 million lower than last year. The decreases were primarily due to lower gross profit.

Net Income (Loss) and Earnings (Loss) per Share
Net loss attributable to Itron, Inc. for the quarter was $(37) million, or $(0.82) per share, compared with $(33) million, or $(0.73) per share in 2021. The greater net loss was driven by a larger GAAP operating loss, partially offset by lower interest expense.

Non-GAAP net income, which excludes certain charges including amortization of intangible assets, amortization of debt placement fees, debt extinguishment, restructuring, loss on sale of business, strategic initiatives, acquisition and integration, goodwill impairment, and the income tax effect of those adjustments, was $3 million, or $0.07 per diluted share, compared with $13 million, or $0.28 per diluted share, in 2021. The lower year-over-year results were due to lower non-GAAP operating income and a higher effective tax rate.

Cash Flow
Net cash provided by operating activities was $15 million in the second quarter compared with $73 million in the same quarter of 2021. Free cash flow was $10 million in the second quarter compared with $64 million in the prior year. The year-over-year decrease in cash flow was driven by reduced non-GAAP EBITDA and timing of working capital.

Other Measures
Total backlog was $4.1 billion and 12-month backlog was $1.7 billion, compared with $3.5 billion and $1.4 billion, respectively, in the prior year. Bookings in the quarter totaled $612 million.

Financial Guidance Update
Itron's guidance for the full year 2022 has been updated as follows:

  Revenue between $1.85 to $1.9 billion vs. previous guidance of $2.0 to $2.1 billion
  Non-GAAP diluted EPS between $0.70 to $0.90 vs. previous guidance of $1.25 to $1.75

The guidance assumes a Euro to U.S. dollar foreign currency exchange rate of 1.06 on average in the second half of 2022, average fully diluted shares outstanding of approximately 45.3 million for the full year, non-GAAP effective tax rate for the full year of approximately 30%.

A reconciliation of forward-looking non-GAAP diluted EPS to the GAAP diluted EPS has not been provided because we are unable to predict with reasonable certainty the potential amount or timing of restructuring and acquisition and integration-related expenses and their related tax effects without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on GAAP results for the guidance period.

Earnings Conference Call
Itron will host a conference call to discuss the financial results and guidance contained in this release at 10 a.m. EDT on Aug. 4, 2022. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and will be accessible on Itron’s website at http://investors.itron.com/events.cfm. A replay of the audio webcast will be made available at http://investors.itron.com/events.cfm. A telephone replay of the conference call will be available through Aug. 9, 2022 at 1:30 p.m. EDT. To access the telephone replay, dial 888-203-1112 or 719-457-0820 and enter passcode 5692928.

About Itron
Itron® enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Cautionary Note Regarding Forward Looking Statements
This release contains, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical factors nor assurances of future performance. These statements are based on our expectations about, among others, revenues, operations, financial performance, earnings, liquidity, earnings per share, cash flows and restructuring activities including headcount reductions and other cost savings initiatives. This document reflects our current strategy, plans and expectations and is based on information currently available as of the date of this release. When we use words such as "expect", "intend", "anticipate", "believe", "plan", "goal", "seek", "project", "estimate", "future", "strategy", "objective", "may", "likely", "should", "will", "will continue", and similar expressions, including related to future periods, they are intended to identify forward-looking statements. Forward-looking statements rely on a number of assumptions and estimates. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Therefore, you should not rely on any of these forward-looking statements. Some of the factors that we believe could affect our results include our ability to execute on our restructuring plans, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks, uncertainties caused by adverse economic conditions, including, without limitation those resulting from extraordinary events or circumstances such as the COVID-19 pandemic and other factors that are more fully described in Part I, Item 1A: Risk Factors included in our 2021 Annual Report and other reports on file with the Securities and Exchange Commission (SEC). We undertake no obligation to update or revise any forward-looking statement, whether written or oral.

Non-GAAP Financial Information
To supplement our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States (GAAP), we use certain adjusted or non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, constant currency, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe these measures facilitate operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Product revenues	$359,898	$411,719	$759,708	$854,523
Service revenues	71,984	77,693	147,505	154,463
Total revenues	431,882	489,412	907,213	1,008,986
Cost of revenues
Product cost of revenues	265,278	295,064	560,098	602,755
Service cost of revenues	40,499	44,473	85,786	89,312
Total cost of revenues	305,777	339,537	645,884	692,067
Gross profit	126,105	149,875	261,329	316,919

Operating expenses
Sales, general and administrative	72,877	74,144	149,278	150,136
Research and development	45,055	48,763	94,651	100,490
Amortization of intangible assets	6,485	8,997	13,038	17,970
Restructuring	(3,459)	192	(9,825)	(1,788)
Loss on sale of business	194	24,711	2,415	26,103
Goodwill impairment	38,480	—	38,480	—
Total operating expenses	159,632	156,807	288,037	292,911

Operating income (loss)	(33,527)	(6,932)	(26,708)	24,008
Other income (expense)
Interest income	349	432	566	974
Interest expense	(1,660)	(14,004)	(3,252)	(24,479)
Other income (expense), net	(1,386)	(12,157)	(2,075)	(14,923)
Total other income (expense)	(2,697)	(25,729)	(4,761)	(38,428)

Loss before income taxes	(36,224)	(32,661)	(31,469)	(14,420)
Income tax benefit (provision)	(641)	216	(4,500)	(4,445)
Net loss	(36,865)	(32,445)	(35,969)	(18,865)
Net income attributable to noncontrolling interests	102	678	92	1,655
Net loss attributable to Itron, Inc.	$(36,967)	$(33,123)	$(36,061)	$(20,520)

Net loss per common share - Basic	$(0.82)	$(0.73)	$(0.80)	$(0.47)
Net loss per common share - Diluted	$(0.82)	$(0.73)	$(0.80)	$(0.47)

Weighted average common shares outstanding - Basic	45,066	45,142	45,042	43,344
Weighted average common shares outstanding - Diluted	45,066	45,142	45,042	43,344

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Product revenues
Device Solutions	$103,433	$160,647	$241,319	$330,978
Networked Solutions	241,592	235,167	490,860	493,870
Outcomes	14,873	15,905	27,529	29,675
Total Company	$359,898	$411,719	$759,708	$854,523

Service revenues
Device Solutions	$1,377	$2,320	$3,056	$4,770
Networked Solutions	27,870	29,891	57,422	59,502
Outcomes	42,737	45,482	87,027	90,191
Total Company	$71,984	$77,693	$147,505	$154,463

Total revenues
Device Solutions	$104,810	$162,967	$244,375	$335,748
Networked Solutions	269,462	265,058	548,282	553,372
Outcomes	57,610	61,387	114,556	119,866
Total Company	$431,882	$489,412	$907,213	$1,008,986

Gross profit
Device Solutions	$13,878	$30,452	$35,684	$62,748
Networked Solutions	89,909	95,953	181,260	208,712
Outcomes	22,318	23,470	44,385	45,459
Total Company	$126,105	$149,875	$261,329	$316,919

Operating income (loss)
Device Solutions	$5,459	$19,988	$17,037	$41,689
Networked Solutions	62,282	64,630	123,289	143,921
Outcomes	9,109	12,537	17,450	22,873
Corporate unallocated	(110,377)	(104,087)	(184,484)	(184,475)
Total Company	$(33,527)	$(6,932)	$(26,708)	$24,008

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$208,500	$162,579
Accounts receivable, net	259,657	298,459
Inventories	174,522	165,799
Other current assets	113,409	123,092
Total current assets	756,088	749,929

Property, plant, and equipment, net	150,663	163,184
Deferred tax assets, net	187,178	181,472
Other long-term assets	41,395	42,178
Operating lease right-of-use assets, net	58,083	65,523
Intangible assets, net	78,030	92,529
Goodwill	1,036,160	1,098,975
Total assets	$2,307,597	$2,393,790

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$169,368	$193,129
Other current liabilities	52,102	81,253
Wages and benefits payable	88,933	113,532
Taxes payable	13,371	12,208
Current portion of warranty	17,378	18,406
Unearned revenue	120,038	82,816
Total current liabilities	461,190	501,344

Long-term debt, net	451,369	450,228
Long-term warranty	11,331	13,616
Pension benefit obligation	77,396	87,863
Deferred tax liabilities, net	1,849	2,000
Operating lease liabilities	50,082	57,314
Other long-term obligations	121,280	138,666
Total liabilities	1,174,497	1,251,031

Equity
Common stock	1,777,476	1,779,775
Accumulated other comprehensive loss, net	(115,705)	(148,098)
Accumulated deficit	(551,661)	(515,600)
Total Itron, Inc. shareholders' equity	1,110,110	1,116,077
Noncontrolling interests	22,990	26,682
Total equity	1,133,100	1,142,759
Total liabilities and equity	$2,307,597	$2,393,790

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)	Six Months Ended June 30,
	2022	2021
Operating activities
Net loss	$(35,969)	$(18,865)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of intangible assets	33,251	42,919
Non-cash operating lease expense	8,234	8,647
Stock-based compensation	12,532	12,586
Amortization of prepaid debt fees	1,720	4,315
Deferred taxes, net	(4,061)	(2,942)
Loss on sale of business	2,415	26,103
Loss on extinguishment of debt, net	—	10,000
Goodwill impairment	38,480	—
Restructuring, non-cash	(817)	878
Other adjustments, net	194	13,913
Changes in operating assets and liabilities, net of acquisition and sale of business:
Accounts receivable	28,924	29,549
Inventories	(13,592)	70
Other current assets	(10,688)	22,164
Other long-term assets	(3,134)	6,207
Accounts payable, other current liabilities, and taxes payable	(24,604)	(43,115)
Wages and benefits payable	(22,264)	17,815
Unearned revenue	36,093	17,106
Warranty	(2,501)	(4,744)
Other operating, net	(21,557)	(19,926)
Net cash provided by operating activities	22,656	122,680

Investing activities
Net proceeds related to the sale of business	55,933	3,142
Acquisitions of property, plant, and equipment	(10,663)	(20,476)
Business acquisitions, net of cash and cash equivalents acquired	23	—
Other investing, net	1,722	2,819
Net cash provided by (used in) investing activities	47,015	(14,515)

Financing activities
Proceeds from borrowings	—	460,000
Payments on debt	—	(915,000)
Issuance of common stock	1,797	3,255
Proceeds from common stock offering	—	389,419
Proceeds from sale of warrants	—	45,349
Purchases of convertible note hedge contracts	—	(84,139)
Repurchase of common stock	(16,972)	—
Prepaid debt fees	(695)	(12,021)
Other financing, net	(4,206)	4,993
Net cash used in financing activities	(20,076)	(108,144)

Effect of foreign exchange rate changes on cash and cash equivalents	(3,674)	177
Increase in cash and cash equivalents	45,921	198
Cash and cash equivalents at beginning of period	162,579	206,933
Cash and cash equivalents at end of period	$208,500	$207,131

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, free cash flow, and constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and other companies may define such measures differently. For a reconciliation of each non-GAAP measure to the most comparable financial measure prepared and presented in accordance with GAAP, please see the table captioned Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures.

We use these non-GAAP financial measures for financial and operational decision making and/or as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and certain discrete cash and non-cash charges, such as acquisition and integration related expenses, loss on sale of business, strategic initiative expenses, goodwill impairment, or restructuring charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to analyze the health of our business.

Non-GAAP operating expenses and non-GAAP operating income – We define non-GAAP operating expenses as operating expenses excluding certain expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative, goodwill impairment, and acquisition and integration. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, loss on sale of business, strategic initiative, goodwill impairment, and acquisition and integration. Acquisition and integration related expenses include costs, which are incurred to affect and integrate business combinations, such as professional fees, certain employee retention and salaries related to integration, severances, contract terminations, travel costs related to knowledge transfer, system conversion costs, and asset impairment charges. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to acquisitions and restructuring projects. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, in certain periods, expenses related to amortization of intangible assets may decrease, which would improve GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expenses and non-GAAP operating income versus operating expenses and operating income calculated in accordance with GAAP. We compensate for these limitations by providing specific information about the GAAP amounts excluded from non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income (loss) attributable to Itron, Inc. excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, debt extinguishment, restructuring, loss on sale of business, strategic initiative, acquisition and integration, goodwill impairment, and the tax effect of excluding these expenses. We define non-GAAP diluted EPS as non-GAAP net income divided by diluted weighted-average shares outstanding during the period calculated on a GAAP basis and then reduced to reflect the anti-dilutive impact of the convertible note hedge transaction entered into in connection with the 0% Convertible Notes due 2026 issued in March 2021. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income attributable to Itron, Inc. and GAAP diluted EPS.

For interim periods the budgeted annual effective tax rate (AETR) is used, adjusted for any discrete items, as defined in Accounting Standards Codification (ASC) 740 - Income Taxes. The budgeted AETR is determined at the beginning of the fiscal year. The AETR is revised throughout the year based on changes to our full-year forecast. If the revised AETR increases or decreases by 200 basis points or more from the budgeted AETR due to changes in the full-year forecast during the year, the revised AETR is used in place of the budgeted AETR beginning with the quarter the 200 basis point threshold is exceeded and going forward for all subsequent interim quarters in the year. We continue to assess the AETR based on latest forecast throughout the year and use the most recent AETR anytime it increases or decreases by 200 basis points or more from the prior interim period.

Adjusted EBITDA – We define adjusted EBITDA as net income (loss) (a) minus interest income, (b) plus interest expense, depreciation and amortization, debt extinguishment, restructuring, loss on sale of business, strategic initiative, goodwill impairment, acquisition and integration, and (c) excluding income tax provision or benefit. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. We compensate for these limitations by providing a reconciliation of this measure to GAAP net income (loss).

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of adjusted EBITDA apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

Constant currency – We refer to the impact of foreign currency exchange rate fluctuations in our discussions of financial results, which references the differences between the foreign currency exchange rates used to translate operating results from the entity's functional currency into U.S. dollars for financial reporting purposes. We also use the term "constant currency", which represents financial results adjusted to exclude changes in foreign currency exchange rates as compared with the rates in the comparable prior year period. We calculate the constant currency change as the difference between the current period results and the comparable prior period's results restated using current period foreign currency exchange rates.

The tables below reconcile the non-GAAP financial measures of operating expenses, operating income, net income, diluted EPS, adjusted EBITDA, and free cash flow with the most directly comparable GAAP financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

TOTAL COMPANY RECONCILIATIONS	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
NON-GAAP OPERATING EXPENSES
GAAP operating expenses	$159,632	$156,807	$288,037	$292,911
Amortization of intangible assets	(6,485)	(8,997)	(13,038)	(17,970)
Restructuring	3,459	(192)	9,825	1,788
Loss on sale of business	(194)	(24,711)	(2,415)	(26,103)
Strategic initiative	(710)	—	(710)	—
Goodwill impairment	(38,480)	—	(38,480)	—
Acquisition and integration	(154)	109	(216)	486
Non-GAAP operating expenses	$117,068	$123,016	$243,003	$251,112

NON-GAAP OPERATING INCOME
GAAP operating income (loss)	$(33,527)	$(6,932)	$(26,708)	$24,008
Amortization of intangible assets	6,485	8,997	13,038	17,970
Restructuring	(3,459)	192	(9,825)	(1,788)
Loss on sale of business	194	24,711	2,415	26,103
Strategic initiative	710	—	710	—
Goodwill impairment	38,480	—	38,480	—
Acquisition and integration	154	(109)	216	(486)
Non-GAAP operating income	$9,037	$26,859	$18,326	$65,807

NON-GAAP NET INCOME & DILUTED EPS
GAAP net loss attributable to Itron, Inc.	$(36,967)	$(33,123)	$(36,061)	$(20,520)
Amortization of intangible assets	6,485	8,997	13,038	17,970
Amortization of debt placement fees	836	12,695	1,632	15,347
Debt extinguishment	—	10,000	—	11,681
Restructuring	(3,459)	192	(9,825)	(1,788)
Loss on sale of business	194	24,711	2,415	26,103
Strategic initiative	710	—	710	—
Acquisition and integration	154	(109)	216	(486)
Goodwill impairment	38,480	—	38,480	—
Income tax effect of non-GAAP adjustments	(3,300)	(10,719)	(2,301)	(13,716)
Non-GAAP net income attributable to Itron, Inc.	$3,133	$12,644	$8,304	$34,591

Non-GAAP diluted EPS	$0.07	$0.28	$0.18	$0.79

Non-GAAP weighted average common shares outstanding - Diluted	45,228	45,478	45,234	43,731

ADJUSTED EBITDA
GAAP net loss attributable to Itron, Inc.	$(36,967)	$(33,123)	$(36,061)	$(20,520)
Interest income	(349)	(432)	(566)	(974)
Interest expense	1,660	14,004	3,252	24,479
Income tax provision (benefit)	641	(216)	4,500	4,445
Debt extinguishment	—	10,000	—	11,681
Depreciation and amortization	16,414	21,109	33,251	42,919
Restructuring	(3,459)	192	(9,825)	(1,788)
Loss on sale of business	194	24,711	2,415	26,103
Strategic initiative	710	—	710	—
Goodwill impairment	38,480	—	38,480	—
Acquisition and integration	154	(109)	216	(486)
Adjusted EBITDA	$17,478	$36,136	$36,372	$85,859

FREE CASH FLOW
Net cash provided by operating activities	$15,065	$72,725	$22,656	$122,680
Acquisitions of property, plant, and equipment	(5,294)	(9,064)	(10,663)	(20,476)
Free Cash Flow	$9,771	$63,661	$11,993	$102,204

Contacts

Itron, Inc.
Kenneth P. Gianella
Vice President, Investor Relations
(669) 770-4643

David Means
Director, Investor Relations
(737) 242-8448